Exhibit 99.2

cognizant

Q3 2025

"Third quarter revenue grew 6.5% year-over-year and 2.8% sequentially in constant currency, representing our fifth consecutive quarter of year-over-year organic revenue growth and our strongest sequential organic growth since 2022. We maintained our large deal momentum, signing six large deals in the quarter, bringing our year-to-date total to 16 with 40% growth in large deal TCV year-to-date compared to the same period last year. I am proud of our year-to-date top-tier revenue growth, which is a testament to our differentiated capabilities at the intersection of technology and industry. We believe our three vector AI builder strategy is gaining traction and we expect our early investments in AI-led platforms and IP on the edge will help power growth in the years ahead."

Ravi Kumar S | Chief Executive Officer

Revenue

$5.4 billion

Reported YoY[1] ↑ 7.4%

Constant Currency YoY[1] ↑ 6.5%

GAAP and Adjusted Operating Margin | 16.0%

GAAP EPS[2] | $0.56

Adjusted Diluted EPS | $1.39

Q3 2025 Cash Flow	Cash Flow From Operations	Free Cash Flow
	$1,227M	$1,160M

Q3 2025 Capital Return	Dividends	Share Repurchases
	$151M $0.31/share	$463M

Revenue by Geography

($ In billions)

Reported YoY | Constant Currency YoY



$1.0
$0.4
$4.0

Europe ↑ 7.8% ↑ 2.7%

North America[1] ↑ 7.8% ↑ 7.8%

Rest of World ↑ 0.9% ↑ 2.6%

Revenue by Segment

($ In billions)

Reported YoY | Constant Currency YoY



$1.6
$1.6
$0.8
$1.4

Health Sciences ↑ 5.9% ↑ 5.1%

Financial Services ↑ 6.2% ↑ 5.4%

Products & Resources[1] ↑ 12.6% ↑ 11.4%

Communications, Media & Technology ↑ 4.2% ↑ 3.6%

Employee Metrics

Total Employees	349,800	+6,000 QoQ +9,700 YoY
Voluntary Attrition - Tech Services (Trailing 12-Month)		14.5% (70) bps QoQ

Company Recognition

Forbes World's Best Employers powered by statista 2025

Recognized as one of Forbes World's Best Employers

TIME World's Best Companies statista 2025

Named to TIME World's Best Companies list

Guinness World Records Record Holder

Earned Guinness World Record title for largest online generative AI hackathon

[1] In the third quarter of 2025, revenue from our recently completed acquisition of Belcan contributed approximately 2.5 percentage points to year-over-year revenue growth, including approximately 9 percentage points of growth to our Products & Resources segment, primarily in North America and to a lesser extent in the United Kingdom.

[2] GAAP Diluted EPS reflects the $0.80 impact from a one-time, non-cash income tax expense.

For non-GAAP financial reconciliations refer to Cognizant's 2025 third quarter earnings release issued on October 29, 2025, which accompanies this presentation and is available at investors.cognizant.com.